                                   EXHIBIT 5.


                               OPINION OF COUNSEL

                                  ARCHER & WEED
                             Special Project Counsel

        4695 MACARTHUR COURT, SUITE 530, NEWPORT BEACH, CALIFORNIA 92660
                TELEPHONE (714) 475-9086 FACSIMILE (714) 475-9087
                      EMAIL: SPECIALPROJECTCOUNSEL@MSN.COM

WRITER'S DIRECT NUMBER
   (714) 475-9088

                                 August 13, 1998

Board of Directors
Scientific NRG, Incorporated
2246 Lindsay Way
Glendora, CA 91740


        RE: Form S-8 Registration Statement

Dear Members of the Board:

        As special project counsel to Scientific NRG, Incorporated, a Minnesota corporation (the "Company"), in connection with that certain Form S-8 registration statement dated August 13, 1998, I have been asked to provide an opinion of counsel as to the legality of the securities being registered, indicating whether they will, when sold, be legally issued, fully paid and non-assessable.

        In rendering this opinion, I have assumed, without independently verifying such assumptions, and this opinion is based and conditioned upon the following: (i) the genuineness of the signatures on and the enforceability of all instruments, documents and agreements examined by me and the authenticity of all documents furnished for my examination as originals and the conformity to the original documents of all documents furnished to me as copies; (ii) where an executed document has been presented to me for my review, that such document has been duly executed on or as of the date stated and that execution and delivery was duly authorized on the part of the parties thereto; (iii) each of the foregoing certificates, instruments and documents being duly authorized, executed and delivered by or on behalf of all the respective parties thereto, and such instruments and documents being legal, valid binding obligations of such parties; (iv) the truth and accuracy of representations and statements made in the documents received from the State of California; and (vi) the Company will be operated in accordance with the terms of its charter documents and the laws of the State of California and the terms of the instruments or documents referred to above.

        Based upon the foregoing, I am of the opinion that:

        1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Minnesota, the jurisdiction of its incorporation.

        2. The terms and provisions of the common stock conform to the description thereof contained in the registration statement, and the form of the stock certificates used to evidence the common stock are in good and proper form and no stockholder is entitled to preemptive rights to subscribe for or purchase any of the common stock,

        3. The issuance and the sale of the shares of common stock has been duly and validly authorized and the securities will, when sold, be duly legally issued, fully paid and non-assessable shares of common stock of the Company.

        I am admitted to practice in the State of California and the State of Texas. I am not admitted to practice in any jurisdictions other than California and Texas, in which the Company may own property or transact business. My opinions herein are with respect to federal law only and, to the extent my opinions are derived from the laws of other jurisdictions, are based upon an examination of all relevant authorities and the documents referenced herein and are believed to be correct. I have not directly obtained legal opinions as to such matters from attorneys licensed in such other jurisdictions. No opinion is expressed upon any conflict of law issues. My opinions are qualified to the extent that enforcement of rights and remedies are subject to bankruptcy, insolvency, fraudulent conveyance, moratorium, and other laws of general application or equitable principles affecting the rights and remedies of creditors and security holders and to the extent that the availability of the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

        This opinion is limited to matters existing as of this date and no responsibility is assumed to advise you of changes (factual or legal) which may hereafter occur, whether deemed material or not.

        I furnish this opinion to you as special counsel for the Company and it is solely for your benefit. This opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part for any other purpose, except as set forth in my consent.


                                            Very truly yours,


                                            /s Richard O. Weed
                                            Richard O. Weed


                                       16